Exhibit 99.1


                                [GRAPHIC OMITTED]


          Edward Okun and Affiliates Acquire Majority Voting Power Over
                         First Montauk Financial Corp.

March 2, 2007 -- Red Bank, NJ -- First Montauk Financial Corp. (OTCBB: FMFK) announced that on February 26, 2007, Edward Okun, a real estate entrepreneur based in Miami, Florida, and certain affiliates filed an amendment to their
Schedule 13D with the Securities and Exchange Commission disclosing that they now beneficially own 52.8% of the voting securities of the Company. According to the Okun group's amended Schedule 13D, the additional shares of First Montauk common stock were purchased in privately negotiated transactions for $1.00 per share and the 197,824 shares of Series B preferred stock (convertible into 10 shares of common stock per share of Series B preferred stock) were purchased for $10.00 per share. The Series B Preferred Stock and certain of the shares of Common Stock were purchased from two former officers and directors of First Montauk.

         As disclosed in the Schedule 13D, the purpose of the transaction is to acquire a controlling interest in First Montauk. Representatives of the Okun group have contacted First Montauk and requested representation on the Board of Directors. The parties have been conducting discussions concerning this request and expect to continue these discussions over the next several days.

         The parties originally executed a merger agreement on May 5, 2006 under which affiliates of Mr. Okun would purchase all of the outstanding shares of Common Stock of First Montauk for $1.00 per share in cash, all of the Series A Preferred Stock, which is convertible into two shares of common stock, for $2.00 per Series A share in cash, and all of the Series B Preferred Stock, which is convertible into ten shares of common stock, for $10.00 per Series B share in cash. On August 17, 2006, the shareholders of First Montauk, including the Okun group, overwhelmingly voted to approve the merger agreement and the merger. However, on December 29, 2006, First Montauk reported that the merger agreement had been terminated by the Okun affiliates on various grounds including First Montauk's alleged material breach of one of more of its representations, warranties, covenants or agreements.

         First Montauk strongly denied that the purported termination was appropriate and on January 8, 2007 filed a lawsuit in New Jersey Superior Court, Monmouth County, against Edward H. Okun, Investment Properties of America LLC (IPofA), his principal operating company which is headquartered in Richmond, Virginia, and several other affiliated entities that he controls for their breach of the merger agreement. That lawsuit alleged, among other things, that the Okun group breached the merger agreement without cause or justification. First Montauk's complaint demanded, in part, specific performance of the merger agreement and completion of the merger.

         Subsequently, affiliates of Mr. Okun filed an action in the Circuit Court of the State of Florida and a shareholder derivative action in the Federal District Court for the District of New Jersey against certain directors and officers of the company. First Montauk believes these actions are based on the same facts and circumstances as the previous action filed by First Montauk against Mr. Okun and his affiliates for their breach of the merger agreement, and are part of his response to the lawsuit.

         First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, New Jersey. First Montauk conducts securities brokerage, insurance, investment banking and advisory business through its network of independent financial professionals.

Montauk Financial Group is a service mark of First Montauk Securities Corp., Member NASD/SIPC. First Montauk Financial Corp. is the parent company of
First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, NJ. Additional information is available at the Company's website at www.montaukfinancial.com.
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The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to the Company's estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in each Company's Securities and Exchange Commission filings, including each Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. Each of the Companies undertake no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

First Montauk Financial Corp.
Victor K. Kurylak, President and Chief Executive Officer
(800) 876-3672, ext. 4230 info@montaukfinancial.com